ANNUAL REPORT ON FORM 10-K

                         ITEM 8, ITEM 14(a)(1) and (2)

                        LIST OF FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                        CORPORATE REALTY INCOME TRUST I

Form 10-K - Item 14(a)(1) and (2)

CORPORATE REALTY INCOME TRUST I

LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

The following financial statements of Corporate Realty Income Trust I are included in Item 8:


                                                           Page No.

Part I            Report of Independent Auditors            F-3
                  Financial Statements:

                     Balance Sheets --
                     December 31, 1996 and 1995             F-4

                     Statements of Income --
                     For the years ended December 31, 1996, 1995 and 1994
                                                            F-5

                     Statements of Shareholders' Equity --
                     For the years ended December 31, 1996, 1995 and 1994
                                                            F-6

                     Statements of Cash Flows --
                     For the years ended December 31, 1996, 1995 and 1994
                                                            F-7

                     Notes to the Financial Statements      F-8 to F-14


                  Schedule III - Real Estate and Accumulated Depreciation

                  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted since (1) the information required is disclosed in the financial statements and notes thereto; (2) the schedules are not required under the related instructions; or (3) the schedules are inapplicable.

                                  REPORT OF INDEPENDENT AUDITORS


The Board of Trustees and Shareholders of
Corporate Realty Income Trust I


We have audited the accompanying balance sheets of Corporate Realty Income Trust I as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporate Realty Income Trust I as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements take as a whole, presents fairly, in all material respects, the information set forth therein.

                                                     /s/
                                                     ERNST & YOUNG LLP




New York, New York
January 29, 1997

CORPORATE REALTY INCOME TRUST I
BALANCE SHEETS
As of December 31, 1996 and 1995
________________________________


                                                                                 1996                    1995
ASSETS:
Real estate, at cost:
   Land                                                                         $715,400                $715,400
   Buildings                                                                  31,884,600              31,884,600
                                                                              32,600,000              32,600,000
   Less:  accumulated depreciation                                             5,054,542               4,257,428
                                                                              27,545,458              28,342,572
Cash and cash equivalents                                                        834,489                 531,435
Rent receivable                                                                    -                     206,510
                                                                              -
Prepaid expenses                                                                 102,525                 101,877
Deferred rent receivable                                                       2,020,078               1,867,274
Deferred financing costs, net of accumulated
   amortization of $143,594 in 1996 and $120,731 in 1995                          82,564                 105,427
       Total assets                                                          $30,585,114             $31,155,095
LIABILITIES AND SHAREHOLDERS' EQUITY:
Mortgage loans payable                                                       $15,404,146             $15,470,369
Accrued expenses                                                                  78,436                  80,652
Due to affiliate                                                                  13,941                   9,590
Dividends payable                                                                353,772                 353,772
       Total liabilities                                                      15,850,295              15,914,383
Shareholders' equity:
   Shares of beneficial interest $.10 par value;
   20,000,000 shares authorized; 1,010,776
   shares issued and outstanding                                                 101,078                 101,078
Additional paid-in capital                                                    14,633,741              15,139,634
Retained earnings                                                                  -                       -
       Total shareholders' equity                                             14,734,819              15,240,712
       Total liabilities and shareholders' equity                            $30,585,114             $31,155,095





See accompanying notes

                                    CORPORATE REALTY INCOME TRUST I
                                         STATEMENTS OF INCOME
                         For the years ended December 31, 1996, 1995 and 1994
                                   ________________________________



                                                        1996          1995           1994
INCOME:


           Rental                                   $3,423,267      $3,423,267      $3,423,267
           Dividend and interest                        36,699          19,556          20,124
                                                     3,459,966       3,442,823       3,443,391

EXPENSES:


           Interest                                  1,407,881       1,421,200       1,459,015
           Depreciation                                797,114         797,114         797,115
           Base annual fee to related party            175,152         173,028         164,005
           General and administrative                  170,626         148,057         146,398
                                                     2,550,773       2,539,399       2,566,533

Net income                                         $   909,193     $   903,424     $   876,858


Net income per share                               $       .90     $      .89      $       .87


Dividend per share                                 $      1.40     $     1.40      $      1.40




                                        See accompanying notes



                                    CORPORATE REALTY INCOME TRUST I
                                  STATEMENTS OF SHAREHOLDERS' EQUITY
                         For the years ended December 31, 1996, 1995 and 1994
                                   ________________________________


                                            Shares of
                                            Beneficial

                                            Interest,     Additional      Retained
                                            Par Value     Paid-in Capital Earnings        Total
Balance as of December 31, 1993             $101,078    $16,189,524    $  -           $16,290,602

Net income                                  -               -            876,858          876,858

Dividends                                   -              (538,228)    (876,858)      (1,415,086)
Balance as of December 31, 1994              101,078     15,651,296      -             15,752,374

Net income                                  -               -            903,424          903,424

Dividends                                   -              (511,662)    (903,424)      (1,415,086)
Balance as of December 31, 1995              101,078     15,139,634      -             15,240,712

Net income                                  -               -            909,193          909,193

Dividends                                   -              (505,893)    (909,193)      (1,415,086)
Balance as of December 31, 1996             $101,078    $14,633,741    $  -           $14,734,819




                                        See accompanying notes



CORPORATE REALTY INCOME TRUST I
STATEMENTS OF CASH FLOWS
For the years ended December 31, 1996, 1995 and 1994
_______________________________


                                                                    1996                  1995                 1994
Cash flows from operating activities:                               $909,193              $903,424             $876,858
  Net income
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization of deferred
          financing costs                                            819,977               819,893             819,485
   Interest accrued into the balance of
      the mortgage payable                                             -                    24,486             139,273

   Changes in assets and liabilities:
      Decrease (increase) in rent receivable                         206,510              (206,510)              -
      Increase in prepaid expenses                                      (648)               (8,293)             (3,577)
      Decrease in accrued expenses
                                                                      (2,216)               (6,553)             (1,919)
      Increase in deferred rent receivable                          (152,804)             (190,605)           (359,877)
      Increase in deferred financing costs                            -                     (2,463)              -
      Increase (decrease) in due to affiliate                          4,351               (93,559)             55,714

      Decrease in rent received in advance                            -                      -                    -
												               (39,375)
          Total adjustments                                          875,170               336,396              609,724
          Net cash provided by operating activities                1,784,363             1,239,820            1,486,582
Cash flows from financing activities:
  Principal payments on mortgage                                     (66,223)              (60,244)             (54,804)
  Dividends paid to shareholders                                  (1,415,086)           (1,415,086)          (1,415,086)
      Net cash used in financing activities                       (1,481,309)           (1,475,330)          (1,469,890)
  Net increase (decrease) in cash and cash equivalents               303,054              (235,510)
                                                                                                                 16,692
  Cash and cash equivalents at beginning of period                   531,435               766,945              750,253
  Cash and cash equivalents at end of period                        $834,489              $531,435             $766,945

Supplemental disclosure of cash flow information:

  Cash paid for interest during the years ended December 31, 1996, 1995, and 1994 amounted to $1,377,102, $1,382,706 and $1,296,921, respectively.

See accompanying notes

                                      CORPORATE REALTY INCOME TRUST I
                                       NOTES TO FINANCIAL STATEMENTS



1.   Organization, Operations and Public Offering

     Corporate Realty Income Trust I (the "Company") was organized on June 27, 1989, as a Massachusetts business trust which satisfied the requirements of the Internal Revenue Code to qualify as a Real Estate Investment Trust ("REIT"). The Company was formed for the purpose of acquiring triple net leased commercial and industrial real estate properties, leased primarily to single tenants. The Company was initially capitalized by an affiliate with $200,000 representing 10,000 shares of beneficial interest.

     The Company filed a Form S-11 Registration Statement with the Securities and Exchange Commission, which became effective on October 3, 1989, covering a maximum offering of 7,500,000 shares of beneficial interest at $20 per share (the "Public Offering"). The shares were offered on a best-efforts basis. The Public Offering terminated on October 3, 1991. The Company sold 1,010,776 shares representing capital contributions totalling $18,414,129, net of allowances for offering and organizational expense and commissions paid to affiliates.

2.   Significant Accounting Policies

         Use of Estimates
               The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Cash and Cash Equivalents
               Cash and cash equivalents consists of cash and time deposits with maturities from the date of purchase of three months or less. As of December 31, 1996, the Company had cash of $834,489 of which $811,308 was invested in a money market fund of an affiliate. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

          Offering Costs
               Selling commissions paid and other costs incurred in connection with the Public Offering were charged against the Shareholders' additional paid-in capital.

         Deferred Financing Costs
               Deferred financing costs consist of costs incurred in connection with obtaining mortgages. These costs are amortized using the straight-line method over the term of the mortgage, which was determined to be not materially different from the results of the interest method. Amortization with respect thereto was $22,863 in 1996, $22,779 in 1995, and $22,370 in 1994 and is included in interest expense.

         Investment in Real Estate
               Depreciation of buildings is computed using the straight-line method over the estimated economic useful life of forty years. The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets to be held and used may not be recoverable. Impaired assets are reported at the lower of cost or fair value. While management may from time to time consider offers for the sale of its assets, at December 31, 1996, the real estate assets are considered by management to be held for use.



         Net Income Per Share

               The amount of net income per share of common stock was calculated using the actual number of shares outstanding of 1,010,776 shares.

         Income Taxes

               The Company qualifies as a REIT as defined in the Internal Revenue Code and, as such, is not taxed on that portion of its taxable income which is distributed to shareholders provided that at least 95% of such taxable income is distributed. The Company intends to continue to distribute substantially all of its taxable income.
         The Company, however, may be subject to tax at normal corporate rates on net income or capital gain not distributed. No provision for federal income taxes has been made in the accompanying financial statements as the Company distributed to Shareholders all of its 1996, 1995 and 1994 taxable income. Cash dividends of $1.40 per share in 1996 and 1995 were comprised of a non-taxable return of capital of $.74 and .78, respectively, since the Company distributed dividends in excess of its current earnings and profits, and a distribution of ordinary income of $.66 and $.62, respectively.


3.   Investment in Real Estate and Related Financing

     The Circuit City Property

     On March 27, 1990, the Company acquired its first rental property, a corporate headquarters building located in Richmond, Virginia ("Circuit City"). The Company purchased the building and assumed the rights and obligations under an operating ground lease (the "Ground Lease") for the underlying land from CRA Acquisition Corp. ("CRAAC"), an affiliate of the Company, for $25,000,000 (less certain pro-rated closing amounts). This price reflects the purchase price paid by CRAAC for the building.

     Pursuant to a letter of intent between Corporate Realty Advisors, Inc., the advisor to the Company ("CRA") and Circuit City Stores, Inc., CRA arranged for the purchase by CRAAC of the property on February 28, 1990. CRAAC, a wholly-owned subsidiary of Smith Barney, Inc. was formed solely for the purpose of acquiring and holding the building until the initial sale of shares of beneficial interest in the Company and receipt therefrom of sufficient proceeds to enable the Company to purchase the building. CRAAC is an affiliate of the Company and of CRA.

     The building is encumbered by a deed of trust and security agreement which collateralizes a non-recourse note from CRAAC to Principal Mutual Life Insurance Company ("PML") for $12,500,000. Upon purchase, the Company assumed responsibility for payment on the note which had a balance of $12,506,552 and agreed to comply with the terms of the deed of trust. The principal of the note is payable in full on March 1, 2000. For the first five years of the note, interest accrued at the rate of 9.25%, payable monthly at a rate of 8.5%, with the difference being added to the principal balance. The rate of interest on the note was subject to adjustment at the end of five years to reflect the then current interest rate offered by PML for a real estate loan of similar quality, term and amount, with the setting of an amortization arrangement as is then prevalent in the lending industry. The Company reached an agreement with PML and, effective March 1, 1995, the note bears interest at an annual rate of 8.875%, payable monthly. Principal plus interest accrued during the first five years of the loan, amounting to $13,093,133, is payable on March 1, 2000.

     The Company also borrowed $3,156,990 from CRAAC to fund the acquisition of Circuit City (the "Note"). The borrowing from CRAAC was not collateralized and was paid in installments as proceeds were received from investor closings. The note was fully repaid on April 30, 1991.

     The property is currently subject to a triple net lease with Circuit City under which Circuit City is obligated to pay all costs of maintenance and repair, real estate taxes, insurance and operating expenses of the property. The term of the lease is for 20 years commencing on February 28, 1990. Circuit City has five options to renew and extend the lease consisting of four ten-year periods followed by one five-year period. The monthly rental for years one through five was $189,583 payable monthly in advance. The monthly rental for years six through ten is $206,510 and monthly rental for years eleven through twenty will be $238,281. The base rent for each renewal term will be adjusted for by the percent change in the consumer price index, as defined. Rent attributable to Circuit City represented 76% of total rental income in 1996.

     The land covered by and supporting the use of the property is leased to the Company by Circuit City under the Ground Lease, which is a long-term, fully subordinated lease. The basic term of the Ground Lease is coterminous with the lease on the building with Circuit City. The Company also has renewal options extending for an additional 45 years, for a total of 65 years. In the event of default, the Ground Lease would remain in effect.

#######
     The Allegiance Property (formerly the "Baxter Property")

     On October 9, 1991, the Company acquired beneficial interest in, but not legal title to, land in Bessemer, Alabama and a 123,924 square foot distribution center built thereon (together, the "Allegiance Property") for $4,500,000. The Allegiance Property is located on 10.16 acres in the Greenwood Exchange development, an industrial park in Bessemer. The Allegiance Property is serving as a regional distribution center for Allegiance Healthcare Corporation ("Allegiance"), formerly Baxter Healthcare Corporation ("Baxter"), an affiliate of Baxter International Inc. Allegiance was formed as a result of the spin-off by Baxter International, Inc. completed in September 1996. Assets of Baxter were transferred to Allegiance, including all of Baxter's rights and obligations under the lease.


In June 1992 the Company obtained $1,000,000 pursuant to a financing arrangement with the Industrial Development Board of the City of Bessemer (the "IDB"), under which the IDB issued a first mortgage industrial revenue bond in the amount of $1,000,000 to Modern Woodman of America. The payment of such revenue bond is collateralized by a first mortgage lien on the Allegiance Property. The loan is due on September 1, 2001 and bears interest at an annual rate of 9.5% with monthly payments of interest only until maturity. The Company entered into a lease obligation under which the lease payments equal an amount sufficient to service the revenue bond. The Company accounts for this obligation as financing. The Company has the option to record legal title to the Allegiance Property at any time after the revenue bond has been paid in full for a nominal purchase price.

     The Allegiance Property is being leased to Allegiance under a pre-existing ten- year triple net lease (the "Allegiance Lease") which commenced on November 1, 1991 with a base annual rent of $472,500. Allegiance is required to pay all taxes, utility charges, insurance, maintenance and repairs, management fees and all other charges relating to the use and occupancy of the building. Baxter International, Inc. continues to unconditionally guarantee all of Allegiance's obligations under the lease as assigned by Baxter to Allegiance. Under the terms of the lease, Allegiance has two five-year renewal options at rents which reflect increases in the Consumer Price Index, as published by the Bureau of Labor Statistics of the United States Department of Labor, from the initial commencement date of the lease through the renewal date. Any increase in rents may not be less than 3%
nor more than 5% on a compounded annual basis.   Rent attributable to
Allegiance represented 14% of total rental income in 1996.

     Allegiance has the right under the lease to require the Company to expand the distribution center by an additional 88,920 square feet. If Allegiance exercises this right the rent due under the Allegiance lease will increase. Allegiance may exercise this right at any time during the initial ten years of the lease. If Allegiance does not exercise this option within the first five years of the lease, Allegiance would be obligated to pay the Company an additional $100,000 if it later exercised the expansion option.



     The Dana Property

     On September 28, 1992, pursuant to a Purchase and Sale Agreement dated as of May 15, 1992 between the Company and Shannon Properties Inc. ("Shannon"), a Delaware corporation, the Company purchased all of Shannon's rights, title and interest in the land and a 148,000 square foot regional assembly facility built thereon (together, the "Dana Property"). The Company purchased the rights to the Dana Property for $3,100,000. The building is located on 20.95 acres in Gordonsville, Tennessee and is serving as a regional assembly facility for Dana Corporation ("Lessee, Dana").

     The Company financed 50% of the purchase price of the Dana Property by obtaining a first mortgage loan from American Fidelity Assurance Company in the principal amount of $1,550,000. The loan is due on October 1, 2002 and bears interest at an annual rate of 9.5% with a 15-year amortization of monthly payments of principal and interest of $16,185 and a balloon payment in the amount of $770,669 payable upon maturity of the loan. The loan is secured by a deed of trust with respect to the Dana Property and assignment of the lease with Dana. At December 31, 1996, the balance of the loan was $1,311,013.

     The Dana Property is being leased to Dana under a pre-existing triple net lease (the "Dana Lease") whereby Dana is required to pay all taxes, utility charges, insurance, maintenance and repairs, management fees and all other charges relating to the use and occupancy of the Dana Property. The lease is for a term of 15 years, expiring on August 31, 2007. Dana has three options to renew and extend the lease consisting of two five-year periods followed by one term of fours years and eleven months. The rent is payable monthly in advance. The rental is $26,324.17 per month for the three-year period ending July 31, 1996; $27,113.92 per month for the three-year period ending July 31, 1999; $27,927.33 per month for the three-year period ending July 31, 2002; $28,765.17 per month for the three-year period ending July 31, 2005 and $29,544.75 per month thereafter through August 31, 2007. The base rent for each renewal term will be fixed and will equal market rates, but, in no event less than 95% or greater than 105% of the rent in the year immediately proceeding such option period. Rent attributable to Dana represented 10% of total rental income in 1996.

4.   Agreements and Transactions with Related Parties

     The Company maintains an interest-bearing customer account with Smith Barney Inc. ("SB"). Interest of $36,699, $19,556, and $20,124 was earned by the Company for 1996, 1995 and 1994, respectively, on this account. For purposes of these financial statements, the Company considers its SB account to be cash.

     The Company declared dividends of $14,000 for each of years 1996, 1995 and 1994 on the 10,000 shares of beneficial interest owned by CRA, which is a wholly owned subsidiary of SB.

     Both an officer and a director of CRA serve on the five-member Board of Trustees of the Company.

     The Company has entered into an Advisory Services Agreement (the "Advisory Agreement") with CRA. Under the terms of the Advisory Agreement, CRA will (a) recommend real estate investment opportunities consistent with the Company's investment policies and objectives; (b) provide advice to, and act as agent for, the acquisition, financing, refinancing, leasing and disposition of real estate investments; (c) recommend for investment assets other than real estate that generate qualifying REIT income; and (d) provide day-to-day management and administrative services for the Company.

     The Advisory Agreement provides for fees to be paid by the Company to CRA as follows: (a) a base annual fee of 10% of the adjusted cash flow from operations, except that if total operating expenses of the Company for any twelve-month period exceed the greater of 2% of the Company's average invested assets as defined, or 25% of the Company's net income as defined, then the base annual fee will be reduced to a level that would not exceed such limit (the amount of such reduction to be deferred until and paid at such time as total operating expenses are less than the limit defined above); (b) an incentive fee of 15% of cash proceeds from sales or refinancings of the Company's equity interest in real property, after certain priority distributions to shareholders and other limitations as defined; (c) a subordinated disposition fee amounting to the lesser of (i) 3% of the sale price of a property at the time of a sale after certain priority distributions to shareholders and other limitations as defined, or (ii) the fee customarily charged by unaffiliated parties for rendering similar services; (d) a mortgage placement fee amounting to the lesser of (i) 1% of the amount of financing or refinancing obtained by CRA, or (ii) the fee customarily charged by unaffiliated parties rendering similar services. The mortgage placement fee will be reduced by the amount of any mortgage placement fee previously earned by CRA with respect to the same property. The Company paid mortgage placement fees to CRA of $125,000 with respect to the Circuit City loan and $10,000 with respect to the Baxter loan. The base annual fees for 1996, 1995 and 1994 amounted to $175,152, $173,028 and $164,005, respectively, of which $13,941, was unpaid as of December 31, 1996. Such amount was subsequently paid in February of 1997.

     The Advisory Agreement also provides for CRA to be reimbursed for expenses incurred related to goods and materials acquired and administrative services performed for the Company as defined. This reimbursement will be payable out of adjusted cash from operations and amounts charged for services will not exceed an amount equal to the lesser of (i) the actual cost of such services, or (ii) 90% of the competitive price which would be charged by an unaffiliated person for such services. The Company incurred $41,393 in 1996, $40,682 in 1995 and $32,000 in 1994 for such services.

     The Advisory Agreement is automatically renewable for one-year periods, unless either party presents in writing a notice of non-renewal to the other not less than sixty days before the end of any such year. In addition, CRA is entitled to receive all earned but unpaid fees as of the date of termination, including an amount in lieu of the incentive fee equal to 15% of the difference between the fair market value of the properties on the date of termination and the cash invested by the Company in the properties, plus an amount equal to a cumulative noncompounded annual return of 8% on shareholders' capital, less cash distributed to shareholders related to sales and refinancings, as defined. If the Advisory Agreement is terminated in connection with a change of control or for good reason as defined, then CRA shall be entitled to receive a termination fee equal to the lesser of (i) the sum of (a) the excess of 15% of gross proceeds over the aggregate offering and organization expenses, plus interest as defined; (b) the excess of 6% of gross proceeds over acquisition expenses, plus interest as defined; and (c) for each year or portion thereof from the initial closing date under the Public Offering through the date of termination of the Advisory Agreement, the excess, if any, of the Base Annual Fee for such year or portion thereof over limits on total operating expenses indicated above for such year or portion thereof, plus interest as defined, or
(ii) the sum of (a) the Subordinated Disposition Fee and the Incentive Fee which would be payable if the Trust were liquidated on the Termination Date, based upon the appraised fair market value of all of the Properties and other assets of the Company as of the termination date; and (b) the discounted value of the aggregate Base Annual Fee payable to the Advisor from the termination date to and including December 31, 2002, as defined.

     In accordance with the Advisory Agreement, CRA was entitled to receive 3% of the gross proceeds raised in the public offering as a nonaccountable expense allowance for organizational and offering costs (excluding the selling commission). CRA was responsible for all organization and offering costs and acquisition expenses incurred by the Company. Also 6% of gross proceeds raised in the public offering were paid to Smith Barney Harris Upham & Co. ("SBHU"), the selling agent, now named SB, for commissions. However, as described in Supplement No. 3 to the Company's Prospectus the 3% expense allowance for offering and organization costs and the 6% payment for commissions was not charged to a major institutional investor who purchased $5,000,000 worth of shares in 1991. CRA was paid $39,270 in 1991 and $396,361 in 1990, respectively, for the expense allowance for offering and organizational costs. SBHU was paid $78,540 in 1991 and $792,721 in 1990 for selling commissions.

     CRA has entered into a management and consulting services agreement with Hadley Paige Ellis, Inc. ("HPE"), an S Corporation whose sole shareholder was both a Trustee of the Company and the President of CRA from 1989 to December 1992. The agreement stipulates that HPE will provide consulting services with respect to the selection, financing, refinancing, leasing and disposition of properties and other REIT qualifying investments.

5.   Rental Income

     In accordance with the Financial Accounting Standards Board Statement No. 13, "Accounting for Leases," the Company recognizes rental income on a straight-line basis over the fixed term of the lease period. Rental income is net of the rent due to Circuit City under the terms of the ground lease. Deferred rent receivable represents unbilled future rentals. The following reconciles rental income received to rental income recognized in 1996, 1995 and 1994.

                                                    1996             1995             1994

                 Rental income received          $3,270,463       $3,232,662        $3,063,390
                 Deferred rent receivable           152,804          190,605           359,877
                 Rental income recognized        $3,423,267       $3,423,267        $3,423,267


6.   Leases

         Minimum future rentals under noncancellable operating leases as of December 31, 1996 are as follows:

                              Year ending December 31,
                            1997                           $  3,275,992
                            1998                              3,275,992
                            1999                              3,280,059
                            2000                              3,603,461
                            2001                              3,588,253
                            Thereafter                       25,379,645
                             Total                          $42,403,402

       Circuit City is required to make all payments under the Ground Lease when and as such payments become due and payable. The obligation of Circuit City to pay rent under the Ground Lease is in addition to rent payable for the building.

       Minimum future payments to be made under the Ground Lease as of December 31, 1996 are as follows:

                 Year ending December 31,

                            1997                           $    219,714
                            1998                                219,714
                            1999                                219,714
                            2000                                247,210
                            2001                                247,210
                            Thereafter                        2,069,334
                              Total                          $3,222,896


7.     Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure on the fair value of financial instruments. Certain of the Company's assets and liabilities are considered financial instruments. Fair value estimates, methods and assumptions are set forth below.

       Cash and Cash Equivalents, Rent Receivable, Prepaid Expenses and Accrued Expenses
             The carrying amount of these assets and liabilities approximates fair value due to the short-term nature of such accounts.

       Mortgage Notes Payable
             The fair values for mortgage notes payable are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rate for similar types of borrowing arrangements. The Company has determined that the estimated fair value of its mortgage notes payable to be approximately their carrying values as of December 31, 1996 and 1995.

                                                                                                      Schedule III
                                            CORPORATE REALTY INCOME TRUST I
                                       Real Estate and Accumulated Depreciation
                                                  December 31, 1996


Initial cost to Company and gross

amount at which carried at end of period (A)
                                                                                                                    Life on which
                                                                                                                  depreciation in
                                                                                                                  latest statement
                                                  Buildings and              Accumulated      Date of        Date    of operations
Description           Encumbrances   Land (B)  Improvements (B)     Total  Depreciation (C)Construction   Acquired   is computed

Office Building        $13,093,133     -0-        $25,000,000    $25,000,000   $4,227,150     1990       March 1990       40 years
Richmond, VA

Distribution Center      1,000,000    663,800       3,836,200      4,500,000      503,500      1991      October 1991     40 years
Bessemer, AL

Assembly Facility        1,311,013     51,600       3,048,400      3,100,000      323,892      1983      September 1992   40 years
Gordonsville, TN

                       $15,404,146   $715,400     $31,884,600    $32,600,000   $5,054,542




Notes:

(A)There is no difference between cost for financial reporting purposes and cost for federal income tax purposes.

(B)Reconciliation of real estate owned:                            1996         1995         1994
          Balance at beginning of year                        $32,600,000   $32,600,000   $32,600,000
              Addition during period:  Building and Land           -             -               -
          Balance at end of year                              $32,600,000   $32,600,000   $32,600,000

(C)Reconciliation of accumulated depreciation:


          Balance at beginning of year                        $4,257,428    $ 3,460,314   $ 2,663,199
              Depreciation expense                               797,114        797,114       797,115
          Balance at end of year                              $5,054,542    $ 4,257,428   $ 3,460,314



